Exhibit 99.2

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE NAMES JONATHAN A. LEFF, M.D., AS EXECUTIVE VICE

PRESIDENT OF RESEARCH AND DEVELOPMENT

BRISBANE, Calif., February 9, 2012 — InterMune, Inc. (NASDAQ: ITMN) today announced that Jonathan A. Leff, M.D., has been appointed InterMune’s Executive Vice President of Research and Development, effective February 27, 2012. In the newly created position, Dr. Leff will be responsible for the leadership and oversight of all groups within the company’s Research and Development organization, including research, development, regulatory and medical support of the commercialization of the company’s products. He will additionally work to expand InterMune’s product portfolio through support of the business development function of the company.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “As we begin to execute our plans to achieve InterMune’s Vision 2015 Strategic Plan, now is the appropriate time to bring additional talent to our senior leadership team to better coordinate and lead the growing size, scale and complexity of our scientific endeavors.

“With board certifications in Pulmonology, Critical Care and Internal Medicine, Dr. Leff’s experience is ideal for InterMune’s strategic focus on pulmonary and orphan fibrotic diseases. He brings strong academic and clinical credentials, having practiced pulmonary medicine as Director of the Outpatient Pulmonary Clinic at the University of Colorado, one of the nation’s leading pulmonary medicine centers. He has worked at Roche, Merck and Amgen, where he gained successful experience in all phases of the R&D value chain. His early-stage R&D experience includes membership on the Leadership Team of the inflammation disease area at Roche, which covered the therapy area from research to proof-of-concept clinical studies.

“Additionally, Dr. Leff has played meaningful roles in a number of successful Phase 1 to Phase 4 clinical development programs, and has played important roles in successful interactions with regulatory authorities, including NDA submissions, FDA advisory panels, registrations or line extensions of specialty medicines including MabThera®/Rituxan®, Singulair®, Actemra® and Enbrel®. He also has served as Chief Medical Officer at two biotech companies. We are delighted to welcome Dr. Leff to InterMune and we look forward to his contributions to the advancement of our scientific and business endeavors.”

Jonathan A. Leff, M.D.

Executive Vice President, Research and Development

Dr. Leff is no relation to Mr. Jonathan S. Leff, a Board Director of InterMune. Prior to joining InterMune February 27, Dr. Leff served since February 2011 as Chief Medical Officer at KaloBios Pharmaceuticals, Inc., a privately held biotechnology company. He previously served as Vice President and Chief Medical Officer at Halozyme Therapeutics, Inc. Prior to joining Halozyme in 2009, he was Vice President and Global Head of Inflammation Clinical Development at Roche, where he managed the worldwide clinical development programs for MabThera®/Rituxan®, ocrelizumab, and Actemra®. From 2002 to 2007, Dr. Leff held various positions at Amgen, including Vice President, North American Medical Affairs, where he led the medical affairs department consisting of 500 professionals, and was responsible for oversight of post-registration studies in multiple therapeutic areas. From 1994 to 2002, Dr. Leff served at Merck, where he performed Phase 1-4 clinical studies of Singulair®. From 1984 to 1994, he trained and served in various positions at the University of Colorado, Denver, including director of the Outpatient Pulmonary Clinic.

Dr. Leff holds a bachelor’s degree in Chemistry from the University of Pennsylvania, and received his M.D. from the University of Pennsylvania School of Medicine.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and fibrotic diseases. In pulmonology, we are focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU as Esbriet® and is currently in a Phase 3 clinical trial in the United States. Pirfenidone is also approved for the treatment of IPF in Japan, where it is marketed by Shionogi & Co. Ltd. under the trade name Pirespa®. InterMune’s research programs are focused on the discovery of targeted, small- molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation, the statements related to the achievement of InterMune’s Vision 2015 Strategic Plan, the growth of our scientific endeavors, the expansion of our product portfolio and InterMune’s clinical development plans. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 9, 2011 (the “Form 10-K”) and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet is registered trademark of InterMune, Inc.

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